Exhibit 99.1

NEWS
INVESTOR CONTACT:      (818) 225-3550
David Bigelow or Lisa Riordan
MEDIA CONTACT:       (800)796-8448
COUNTRYWIDE REPORTS DECEMBER 2005 OPERATIONAL RESULTS
— $44 BILLION IN MONTHLY MORTGAGE LOAN PRODUCTION LIFTS FULL YEAR FUNDINGS TO $491 BILLION, A NEW ANNUAL COMPANY RECORD —
CALABASAS, CA (January 11, 2006) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended December 31, 2005. Operational highlights included the following:
•	Mortgage loan fundings for the month of December were $44 billion, rising 27 percent from December 2004. Mortgage loan fundings for the fourth quarter totaled $133 billion, up 40 percent from last year’s fourth quarter. Full year fundings reached $491 billion, a new Company record and higher than any number previously reported by any residential lender in the U.S.
—	Monthly purchase volume rose to $21 billion, an increase of 28 percent from December 2004, bringing purchase activity for the fourth quarter and year to $61 billion and $232 billion, respectively. This compares to $47 billion and $176 billion for the fourth quarter and full year of 2004, respectively, up 31 percent and 32 percent.

—	Adjustable-rate loan fundings for the month were $22 billion, an increase of 21 percent from December 2004. Adjustable-rate fundings for the fourth quarter were $67 billion, or 50 percent of total mortgage loan fundings. This compares to $51 billion, or 54 percent of total mortgage loan fundings, for the fourth quarter of 2004. Full year adjustable-rate fundings totaled $257 billion, up 35 percent from 2004.

—	Home equity loan fundings for December rose by 28 percent over last year to $4.0 billion. For the fourth quarter, home equity loan fundings advanced 22 percent from the fourth quarter of 2004 to $11 billion. Home equity loan fundings for all of 2005 grew 38 percent over last year to $43 billion.

—	Nonprime loan fundings totaled $4.4 billion in December, which compares to $4.3 billion for the same period last year. Total nonprime fundings for the 2005 fourth quarter and full year were $12 billion and $45 billion, respectively. This compares to $11 billion and $39 billion, respectively, for the same periods last year.

—	Pay-option loan fundings for the month were $8.0 billion, as compared to $5.0 billion in December 2004. For the fourth quarter, pay-option loan fundings were $24.5 billion for 2005 and $12.5 billion for 2004. For the full year, pay-option loan fundings were $94.6
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

billion, up 317 percent from 2004. Interest-only loan volume was $8.6 billion for the month of December 2005, which compares to $6.2 billion for the same period a year ago. For the fourth quarter, interest-only loan fundings were $26.4 billion for 2005 and $18.1 billion for 2004. For the full year, interest-only loan fundings were $92 billion, an increase of 49 percent from 2004.

—	It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to total 100 percent of fundings.
•	Average daily mortgage loan application activity in December was $2.5 billion, up 24 percent from the December 2004 level. The mortgage loan pipeline was $60 billion at December 31, 2005, up 25 percent from December 31, 2004.

•	The mortgage loan servicing portfolio continued its uninterrupted growth, reaching a new high of $1.1 trillion at December 31, 2005. This is an increase of $273 billion, or 33 percent, from December 31, 2004.

•	Total assets at Countrywide Bank reached $73 billion at December 31, 2005, an increase of 78 percent from December 31, 2004.
—	Countrywide Bank retained $2.4 billion of pay-option loans and $0.3 billion of interest-only loans during the month of December 2005. This compares to $0.4 billion and $0.9 billion, respectively, for the same period a year ago.
•	Securities trading volume in the Capital Markets segment for the month of December 2005 was $286 billion, an increase of 10 percent over December of last year. As such, total securities trading volume for the fourth quarter was $864 billion, and for the full year was $3.6 trillion — an increase of 14 percent from both the fourth quarter of 2004 and full year 2004.

•	Net earned premiums from the Insurance segment were $122 million for the month of December 2005, which compares to $70 million for the prior year period. For the fourth quarter and full year of 2005, net earned premiums were $299 million and $954 million, respectively, which compares to last year’s fourth quarter and full year of $205 million and $783 million, respectively.
“While production margins declined in 2005 compared to levels seen earlier in the refinance boom, Countrywide established numerous funding milestones during the year,” said Stanford L. Kurland, President and Chief Operating Officer. “With the continuation of relatively low interest rates throughout the year, as well as Countrywide’s market share growth, the Company generated record mortgage loan production volume of $491 billion. This amount surpassed Countrywide’s prior record set in 2003, and also appears to be a new industry record. Additionally, new annual Company milestones were established for purchase volume along with adjustable-rate, home equity and nonprime fundings. As a result, the servicing portfolio surpassed $1.1 trillion. Furthermore, Bank assets topped
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

$73 billion, a new Company record. Securities trading volume of $3.6 trillion beat last year’s Company record by 14 percent. Net premiums earned for the Insurance segment reached $954 million, 22 percent greater than last year’s Company record. Countrywide’s flexible infrastructure, seasoned management team, broad product line, diversification initiatives and market share growth strategies position us well for success in a wide variety of future interest rate scenarios.”
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500. Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts mortgage-related investment banking; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
(tables follow)
Investor Relations
4500 Park Granada · Calabasas, CA 91302 · 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

Exhibit 99.1
4-4-4

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	December 31,	December 31,	December 31,
	2005	2004	2005
LOAN PRODUCTION
Number of Working Days in the Period	21	22	252
Average Daily Mortgage Loan Applications	$2,467	$1,983	$2,700
Mortgage Loan Pipeline (loans-in-process)	$59,651	$47,768
Commercial Real Estate Loan Pipeline (loans-in-process)	$297	$308
Loan Fundings:
Consumer Markets Division	$11,334	$10,440	$142,069
Wholesale Lending Division	6,883	6,992	80,660
Correspondent Lending Division	16,911	13,086	197,104
Countrywide Bank (2)	2,555	—	8,083

Total Mortgage Banking	37,683	30,518	427,916
Capital Markets	4,506	2,234	21,028
Countrywide Bank Investment Portfolio (2) (3)	1,925	1,978	42,003

Total Mortgage Loan Fundings	44,114	34,730	490,947
Commercial Real Estate Fundings	362	181	3,925

Total Loan Fundings	$44,476	$34,911	$494,872

Loan Fundings in Units:
Consumer Markets Division	65,613	72,025	831,586
Wholesale Lending Division	32,234	38,476	388,622
Correspondent Lending Division	81,504	74,305	958,981
Countrywide Bank (2)	40,656	—	126,897

Total Mortgage Banking	220,007	184,806	2,306,086
Capital Markets	17,250	9,665	81,828
Countrywide Bank Investment Portfolio (2) (3)	(5,540)	13,389	290,421

Total Mortgage Loan Fundings in Units	231,717	207,860	2,678,335
Commercial Real Estate	28	13	258

Total Loan Fundings in Units	231,745	207,873	2,678,593

Mortgage Loan Fundings (4) :
Purchase	$21,086	$16,533	$232,135
Non-purchase	23,028	18,197	258,812

Total Mortgage Loan Fundings	$44,114	$34,730	$490,947

Mortgage Loan Fundings by Product:
Government Fundings	$890	$875	$10,712
ARM Fundings	$22,356	$18,457	$256,971
Home Equity Fundings	$4,020	$3,148	$42,706
Nonprime Fundings	$4,405	$4,306	$44,637
MORTGAGE LOAN SERVICING (5)
Volume	$1,111,090	$838,322
Units	7,431,949	6,196,487
Subservicing Volume (6)	$29,901	$16,847
Subservicing Units	261,078	171,633
Prepayments in Full	$17,810	$17,755	$227,771
Bulk Servicing Acquisitions	$1,686	$4,903	$51,377
Portfolio Delinquency (%) — CHL (7)	4.61%	3.83%
Foreclosures Pending (%) — CHL (7)	0.44%	0.42%
(more)

Exhibit 99.1
5-5-5
COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	December 31,	December 31,	December 31,
	2005	2004	2005
LOAN CLOSING SERVICES (units)
Credit Reports	657,448	580,363	9,603,815
Flood Determinations	294,120	247,978	3,575,409
Appraisals	96,598	82,114	1,202,848
Automated Property Valuation Services	457,504	496,643	7,410,611
Other	15,261	17,119	183,037

Total Units	1,520,931	1,424,217	21,975,720

CAPITAL MARKETS
Securities Trading Volume (8)	$286,037	$260,666	$3,551,483
BANKING
Assets Held by Countrywide Bank (in billions)	$73.1	$41.0
INSURANCE
Net Premiums Earned:
Carrier	$105.7	$55.8	$773.0
Reinsurance	16.5	14.3	180.7

Total Net Premiums Earned	$122.2	$70.1	$953.7

GLOBAL OPERATIONS
Global Home Loans Subservicing Volume (in billions)	$102	$118
Period-end Rates
10-Year U.S. Treasury Yield	4.39%	4.24%
FNMA 30-Year Fixed Rate MBS Coupon	5.75%	5.21%

(1)	The above data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)	Countrywide Bank funds loans for both investment purposes and for sale; these loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions. Bank production included in Mortgage Banking fundings includes loans originated for sale at the Bank together with bulk sales of loans from the Bank to the Mortgage Banking Segment.

(3)	Bank loan fundings will be negative in a period where fundings are exceeded by loans sold to affiliates.

(4)	Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(5)	Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(6)	Subservicing volume for non-Countrywide entities.

(7)	Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(8)	Includes trades with Mortgage Banking Segment.
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